Morgan Stanley	Free Writing Prospectus to Preliminary Pricing Supplement No. 18,282 Registration Statement Nos. 333-293641; 333-293641-01 Dated August 26, 2026; Filed pursuant to Rule 433

SPUMP40 Buffered Jump Securities with Auto-Callable Feature due September 16, 2031

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement, tax supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuer:		Morgan Stanley Finance LLC
Guarantor:		Morgan Stanley
Underlier:		S&P® U.S. Equity Momentum 40% VT 4% Decrement Index (SPUMP40)
Automatic early redemption:
Determination date:		Early redemption payment (per security):
#1	September 14, 2027	$1,115.00 to $1,125.00
#2	October 11, 2027	$1,124.583 to $1,135.417
#3	November 11, 2027	$1,134.167 to $1,145.833
#4	December 13, 2027	$1,143.75 to $1,156.25
#5	January 11, 2028	$1,153.333 to $1,166.667
#6	February 11, 2028	$1,162.917 to $1,177.083
#7	March 13, 2028	$1,172.50 to $1,187.50
#8	April 11, 2028	$1,182.083 to $1,197.917
#9	May 11, 2028	$1,191.667 to $1,208.333
#10	June 12, 2028	$1,201.25 to $1,218.75
#11	July 11, 2028	$1,210.833 to $1,229.167
#12	August 11, 2028	$1,220.417 to $1,239.583
#13	September 11, 2028	$1,230.00 to $1,250.00
#14	October 11, 2028	$1,239.583 to $1,260.417
#15	November 13, 2028	$1,249.167 to $1,270.833
#16	December 11, 2028	$1,258.75 to $1,281.25
#17	January 11, 2029	$1,268.333 to $1,291.667
#18	February 12, 2029	$1,277.917 to $1,302.083
#19	March 12, 2029	$1,287.50 to $1,312.50
#20	April 11, 2029	$1,297.083 to $1,322.917
#21	May 11, 2029	$1,306.667 to $1,333.333
#22	June 11, 2029	$1,316.25 to $1,343.75
#23	July 11, 2029	$1,325.833 to $1,354.167
#24	August 13, 2029	$1,335.417 to $1,364.583
#25	September 11, 2029	$1,345.00 to $1,375.00
#26	October 11, 2029	$1,354.583 to $1,385.417
#27	November 12, 2029	$1,364.167 to $1,395.833
#28	December 11, 2029	$1,373.75 to $1,406.25
#29	January 11, 2030	$1,383.333 to $1,416.667
#30	February 11, 2030	$1,392.917 to $1,427.083
#31	March 11, 2030	$1,402.50 to $1,437.50
#32	April 11, 2030	$1,412.083 to $1,447.917
#33	May 13, 2030	$1,421.667 to $1,458.333
#34	June 11, 2030	$1,431.25 to $1,468.75
#35	July 11, 2030	$1,440.833 to $1,479.167
#36	August 12, 2030	$1,450.417 to $1,489.583
#37	September 11, 2030	$1,460.00 to $1,500.00
#38	October 11, 2030	$1,469.583 to $1,510.417
#39	November 11, 2030	$1,479.167 to $1,520.833
#40	December 11, 2030	$1,488.75 to $1,531.25
#41	January 13, 2031	$1,498.333 to $1,541.667
#42	February 11, 2031	$1,507.917 to $1,552.083
#43	March 11, 2031	$1,517.50 to $1,562.50
#44	April 14, 2031	$1,527.083 to $1,572.917

#45	May 12, 2031	$1,536.667 to $1,583.333
#46	June 11, 2031	$1,546.25 to $1,593.75
#47	July 11, 2031	$1,555.833 to $1,604.167
#48	August 11, 2031	$1,565.417 to $1,614.583
Call threshold level:	85% of the initial level
Buffer amount:	15% (85% maximum loss)[1]
Pricing date:	September 11, 2026
Final determination date:	September 11, 2031
Maturity date:	September 16, 2031
CUSIP:	61781D5A2
Estimated value:	$902.60 per security, or within $52.60 of that estimate
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988226041675/ms18282_424b2-28066.htm

1All payments are subject to our credit risk

Hypothetical Examples

Automatic Early Redemption[1]
Determination Date	% Change in Closing Level of the Underlier	Early Redemption Payment (per Security)
#1	-20%	--
#2	+30%	$1,124.583*
The securities are automatically redeemed on the second early redemption date. Investors will receive a payment of $1,124.583 per security on the related early redemption date.

Hypothetical Payment at Maturity[1] (if the securities have not been automatically redeemed prior to maturity)
% Change in Closing Level of the Underlier	Payment at Maturity (per Security)
+100.00%	$1,575.00*
+50.00%	$1,575.00*
0.00%	$1,575.00*
-15.00%	$1,575.00*
-16.00%	$990.00
-50.00%	$650.00
-100.00%	$150.00
*Assumes a call return of approximately 11.50% per annum

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlier(s)

For more information about the underlier(s), including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities provide for only the minimum payment at maturity and do not pay interest.

●The appreciation potential of the securities is limited by the fixed early redemption payment or payment at maturity specified for each determination date.

●The securities are subject to early redemption risk.

●The market price of the securities may be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●As discussed in more detail in the accompanying product supplement, investing in the securities is not equivalent to investing in the underlier(s).

●The U.S. federal income tax consequences of an investment in the securities offered by the accompanying preliminary pricing supplement are uncertain.

Risks Relating to the Underlier(s)

●Because your return on the securities will depend upon the performance of the underlier(s), in addition to any risks described further below, the securities are subject to the following risk(s) discussed in more detail in the accompanying index supplement. The accompanying index supplement refers to the underlier as the “Index.”

oNo assurance can be given that the investment strategy used to construct the Index will achieve its intended results or that the Index will be successful or will outperform any alternative index or strategy that might reference the Index Components.

oThe decrement of 4% per annum will adversely affect the performance of the Index in all cases, whether the Index appreciates or depreciates.

oThe Index is subject to risks associated with the use of significant leverage.

oThe Index may not be fully invested.

oThe Index was established on March 14, 2022 and therefore has very limited operating history.

oAs the Index is new and has very limited historical performance, any investment in the Index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record.

oHigher future prices of the futures contract to which the Index is linked relative to its current prices may adversely affect the value of the Index and the value of instruments linked to the Index.

oSuspensions or disruptions of market trading in futures markets could adversely affect the price of instruments linked to the Index.

oLegal and regulatory changes could adversely affect the return on and value of your securities.

oThe E-mini Russell 2000 futures contracts are one of the Index Components and are subject to risks associated with small-capitalization companies.

oAdjustments to the Index could adversely affect the value of instruments linked to the Index.

Risks Relating to Conflicts of Interest

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities–United States federal income tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.